Exhibit 16.1

(Margolis & Company P.C. Letterhead)

September 2, 2009

Securities and Exchange Commission
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Met-Pro Corporation's Form 8-K being filed as of the date hereof and we have the following comments:

1.	We agree with the statements made in paragraphs 1, 2(a), 2(b), and 3.

2.	We have no basis which to agree or disagree with the statements made in paragraph 2(c).

Very truly yours,

/s/ Margolis & Company P.C.
Margolis & Company P.C.